SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 27, 2009 (July 21, 2009)

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

California	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 401
Los Angeles, California 90017
 (Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the agreement described below.  The discussion is qualified in its entirety by the full text of the agreement.

On July 21, 2009 we entered into an Indemnification Agreement (the “Indemnification Agreement”) with Bennet Van De Bunt, who was also appointed as a director on the same date.  The Indemnification Agreement requires us to indemnify Mr. Van De Bunt for expenses (including attorneys’ fees, expert fees, other professional fees and court costs, and fees and expenses incurred in connection with any appeals), judgments (including punitive and exemplary damages), penalties, fines and amounts paid in settlement incurred by him in connection with any threatened, pending or completed action or proceeding (including actions brought on our behalf, such as shareholder derivative actions), whether civil, criminal, administrative or investigative, to which he is or was a party, a witness or other participant (or is threatened to be made a party, a witness or other participant) by reason of the fact that he is or was a director, officer, employee or agent of ours.  We must advance the costs of the fees and expenses within 5 days following the delivery of a written request from Mr. Van De Bunt.  Mr. Van De Bunt has agreed to promptly repay the advances only if, and to the extent that, it is ultimately determined by the court that he is not entitled to the indemnity.  We are not obligated to provide indemnification pursuant to the terms of the Indemnification Agreement

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for any acts or omissions or transactions from which a director may not be relieved of liability under the California General Corporation Law; or for breach by Mr. Van De Bunt of any duty to us or our shareholders as to circumstances in which indemnity is expressly prohibited by Section 317 of the California General Corporation Law; or

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with respect to proceedings or claims initiated or brought voluntarily by Mr. Van De Bunt not by way of defense, (except with respect to proceedings or claims brought to establish or enforce a right to indemnification) although such indemnification may be provided if our board of directors has approved the initiation or bringing of such proceeding or claim; or

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with respect to any proceeding instituted by Mr. Van De Bunt to enforce or interpret the Indemnification Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Mr. Van De Bunt in such proceeding was not made in good faith or was frivolous; or

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for expenses or liabilities of any type whatsoever which have been paid directly to Mr. Van De Bunt by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by us; or

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for expenses and the payment of profits arising from the purchase and sale by Mr. Van De Bunt of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

The Indemnification Agreement is effective as of July 21, 2009.  All of the obligations under the Indemnification Agreement will continue as long as Mr. Van De Bunt is subject to any matter which is the subject of the Indemnification Agreement, notwithstanding his termination of service as a director.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2009 our board of directors appointed Mr. Bennet Van De Bunt as a director.  Bennet Van De Bunt is the Co-CEO of Guthy-Renker LLC.  Mr. Van De Bunt joined Guthy-Renker in 1993 and is a graduate of Harvard Law School and UCLA. Mr. Van De Bunt was selected as a director of CyberDefender pursuant to CyberDefender’s obligation under Section 1.5 of the Media and Marketing Services Agreement, dated March 24, 2009 (the “Media Agreement”) between CyberDefender and GR Match, LLC (“GR Match”).  Mr. Van De Bunt has not been and is not expected to be named to any committee of our board of directors.

The information regarding Mr. Van De Bunt’s Indemnification Agreement is incorporated herein by this reference.

Pursuant to the Media Agreement, CyberDefender will purchase media advertising from GR Match.  In conjunction with the Media Agreement, CyberDefender issued warrants to purchase 2 million shares of its common stock at a price of $1.25 per share and a warrant to purchase 8 million shares of its common stock vesting at a rate of one share of common stock for every $2.00 in media placement costs advanced to CyberDefender by GR Match.  On June 4, 2009, CyberDefender sold 1,142,860 shares of its common stock to GR Match for an aggregate purchase price of $2,000,005.  A minimum of $400,000 of the purchase price must be used for the creation and production by GR Match of television commercials advertising CyberDefender’s products and services.  Mr. Van De Bunt is the Manager of GR Match and the beneficiary of a trust that owns a 4.86% interest in Guthy-Renker Partners, Inc., which owns a 94% interest in Guthy-Renker Holdings, LLC, which is the sole owner of Guthy-Renker LLC, which owns an 80% interest in GR Match.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	Indemnification Agreement, dated as of July 21, 2009, between CyberDefender Corporation and Bennet Van De Bunt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 27, 2009
CYBERDEFENDER CORPORATION

By:	/s/ Gary Guseinov
Gary Guseinov,
Chief Executive Officer